Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clearwater Paper Corporation

We consent to the use of our reports dated February 14, 2023, with respect to the consolidated financial statements of Clearwater Paper Corporation, and the effectiveness of internal control over financial reporting incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington

May 15, 2023